EXHIBIT NO. 2.1

                            ASSET PURCHASE AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

     THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT (S.C. CODE ANN. ss. 15-48-10 ET SEQ. (LAW.CO-OP. SUPP.
1978).


              ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION


     This Asset Purchase Agreement and Plan of Reorganization ("Agreement") is made as of the 8th day of October, 1997, to be effective as of the 1st day of October, 1997, by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"); UCI Medical Affiliates of South Carolina, Inc., a South Carolina corporation and wholly owned subsidiary of UCI ("UCI of SC"); Doctor's Care, P.A., a South Carolina professional corporation ("Doctor's Care"); Progressive Therapy Services, P.A., a South Carolina professional corporation ("Progressive"); Bar-Ed, Professional Corporation, a South Carolina professional corporation ("Bar-Ed"); Barry E. Fitch, PT ("Fitch"); H. Edward Wimberly, PT ("Wimberly"); Walter Kris Merschat, OTR/L ("Merschat"); and Michael B. Norton, DC ("Norton"). For purposes hereof, Fitch, Wimberly, Merschat, and Norton are herein collectively referred to as the "Shareholders" and individually a "Shareholder."

                                  Introduction.

     Progressive and Bar-Ed (collectively the "Seller") own and operate a physical therapy practice located at the following locations: 5434 Old Bush River Road, Columbia, SC 29212; 110 Pisgah Church Road, Columbia, SC 29224; 2318-E Sunset Blvd, West Columbia, SC 29169; and 1708 Bunting Drive, North Augusta, SC 29841 (collectively the "Premises"). The Shareholders are the sole shareholders of Progressive. Fitch, Wimberly and Merschat are the sole shareholders of Bar-Ed.

     UCI of SC owns and/or leases various medical-related facilities and equipment in South Carolina and has contracted with Doctor's Care to provide health care services at such facilities. Seller desires to (i) transfer Seller's patient records to Doctor's Care, (ii) enter into an Employment Agreement between Doctor's Care and Fitch and Wimberly, respectively, and (iii) transfer to UCI of SC as of 12:01 a.m. on October 1, 1997 (the "Effective Date") certain assets of each Seller, in exchange for certain shares of the voting common stock of UCI in transactions the parties intend will qualify as a reorganization under
Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, all upon the terms and conditions set forth herein.

                                   Agreement.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Sale of Assets to UCI of SC.

     1.1 Transfer of Assets from Progressive. At the Closing (as defined below), to be effective as of the Effective Date, for the consideration herein provided, Progressive shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned, and delivered, to UCI of SC, and UCI of SC shall purchase and accept from Progressive, all of Progressive's right, title, and interest (as the case may be) in and to following assets (collectively "Progressive Assets"):

     1.1.1 All accounts receivable, machinery, equipment, computer and telephone systems (including hardware and software), inventory, furniture, furnishings, supplies, office equipment, and related tangible personal property respecting Progressive's business conducted in the Premises (the "Progressive Business"), including (without limitation) the items described in Exhibit 1.1.1 attached hereto, excluding only the "Progressive Excluded Assets" as defined below.

     1.1.2 All of the goodwill, permits, licenses, computer software and related intangible personal property of the Progressive Business, excluding only the "Progressive Excluded Assets" as defined below. Progressive shall be responsible for obtaining the necessary consents, if any, to assignment of such intangible assets.

     1.1.3 All of the inventory of the Progressive Business, wherever located, excluding only the "Progressive Excluded Assets" as defined below.

     1.1.4 Leases and contracts to be assumed by UCI of SC (which are acceptable to UCI of SC in its sole discretion) and identified to Seller at Closing, including (without limitation) the leases described in Section 3.1.2 herein. The parties hereto acknowledge and agree that, except as expressly assumed hereunder, UCI of SC shall not assume any contracts, equipment leases, personal property leases, real property leases, or any other liabilities of Progressive and/or any Shareholder. Progressive shall be responsible for obtaining the necessary consents, if any, to the assignment of such equipment leases, if any.

     1.1.5 All repair and service contracts and warranties (which are acceptable to UCI of SC in its sole discretion) used or useful in the Progressive Business, excluding only the "Progressive Excluded Assets" as defined below.

     1.1.6 All processes,  patents,  trademarks,  trade names (including without
limitation  "Progressive  Therapy  Services,   P.A."  and  "Progressive  Therapy
Services"), service marks and trade secrets, used or useful in the Progressive Business.

     1.1.7 Every other asset (whether tangible, intangible, personal, real, or mixed property, or interests therein) of Progressive used or useful in the ordinary course of the Progressive Business, including (without limitation) promotional materials, licenses and permits, operations or other manuals, recipes, menus, forms, prepaid expenses, deposits, warranties and contract rights or commitments, excluding only the "Progressive Excluded Assets" as defined below.

     1.2 Transfer of Assets from Bar-Ed. At the Closing (as defined below), to be effective as of the Effective Date, for the consideration herein provided, Bar-Ed shall convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned, and delivered, to UCI of SC, and UCI of SC shall purchase and accept from Bar-Ed, all of Bar-Ed's right, title, and interest (as the case may be) in and to following assets (collectively "Bar-Ed Assets"):

     1.2.1 All accounts receivable, machinery, equipment, computer and telephone systems (including hardware and software), inventory, furniture, furnishings, supplies, office equipment, and related tangible personal property respecting Bar-Ed's business conducted in the Premises (the "Bar-Ed Business"), including (without limitation) the items described in Exhibit 1.2.1 attached hereto, excluding only the "Bar-Ed Excluded Assets" as defined below.

     1.2.2 All of the goodwill, permits, licenses, computer software and related intangible personal property of the Bar-Ed Business, excluding only the "Bar-Ed Excluded Assets" as defined below. Bar-Ed shall be responsible for obtaining the necessary consents, if any, to assignment of such intangible assets.

     1.2.3 All of the inventory of the Bar-Ed Business, wherever located, excluding only the "Bar-Ed Excluded Assets" as defined below.

     1.2.4 Leases and contracts to be assumed by UCI of SC (which are acceptable to UCI of SC in its sole discretion) and identified to Seller at Closing, including (without limitation) the equipment leases described in Section 3.2.2 herein. The parties hereto acknowledge and agree that, except as expressly assumed hereunder, UCI of SC shall not assume any contracts, equipment leases, personal property leases, real property leases, or any other liabilities of Bar-Ed and/or any Shareholder. Bar-Ed shall be responsible for obtaining the necessary consents, if any, to the assignment of such equipment leases, if any.

     1.2.5 All repair and service contracts and warranties (which are acceptable to UCI of SC in its sole discretion) used or useful in the Bar-Ed Business, excluding only the "Bar-Ed Excluded Assets" as defined below.

     1.2.6 All processes, patents, trademarks, trade names (including without limitation "Bar-Ed, Professional Corporation", "Bar-Ed", and "Sunset Physical Therapy"), service marks and trade secrets, used or useful in the Bar-Ed Business.

     1.2.7 Every other asset (whether tangible, intangible, personal, real, or mixed property, or interests therein) of Bar-Ed used or useful in the ordinary course of the Bar-Ed Business, including (without limitation) promotional materials, licenses and permits, operations or other manuals, recipes, menus, forms, prepaid expenses, deposits, warranties and contract rights or commitments, excluding only the "Bar-Ed Excluded Assets" as defined below.

     1.3 Progressive Excluded Assets. Anything contained in this Agreement to the contrary notwithstanding, the parties hereto acknowledge and agree that Progressive will not sell, assign, or convey to UCI of SC and/or Doctor's Care, and UCI of SC and Doctor's Care will not acquire, any right, title, or interest whatsoever in or to any of the assets or property of Progressive listed in
Exhibit 1.3 attached hereto (collectively "Progressive Excluded Assets"). Progressive will make all reasonable efforts to complete removal of the Progressive Excluded Assets located at the Business, if any, within ten (10) days after Closing (as defined below). UCI of SC and Doctor's Care shall not be an insurer of the safety or condition of the Progressive Excluded Assets after Closing; and Progressive shall retain the risk of loss with respect to any Progressive Excluded Assets after Closing.

     1.4 Bar-Ed Excluded Assets. Anything contained in this Agreement to the contrary notwithstanding, the parties hereto acknowledge and agree that Bar-Ed will not sell, assign, or convey to UCI of SC and/or Doctor's Care, and UCI of SC and Doctor's Care will not acquire, any right, title, or interest whatsoever in or to any of the assets or property of Bar-Ed listed in Exhibit 1.4 attached hereto (collectively "Bar-Ed Excluded Assets"). Bar-Ed will make all reasonable efforts to complete removal of the Bar-Ed Excluded Assets located at the Business, if any, within ten (10) days after Closing (as defined below). UCI of SC and Doctor's Care shall not be an insurer of the safety or condition of the Bar-Ed Excluded Assets after Closing; and Bar-Ed shall retain the risk of loss with respect to any Bar-Ed Excluded Assets after Closing.

     1.5 Method of Transfer. The transfer and sale of the Assets will be evidenced by appropriate Bills of Sale, assignments and other instruments executed and delivered by each Seller and/or the Shareholders to UCI of SC and/or Doctor's Care at Closing (as defined below), as set forth in this Agreement.

     1.6 Not a Sale of Business. This transaction constitutes the sale of assets by each Seller and not the sale of a business; provided, however, that anything contained in this Agreement to the contrary notwithstanding, it is the intent of the parties that UCI of SC purchase and acquire and each Seller sell and transfer the complete operating process of the Progressive Business and Bar-Ed Business, respectively, and all properties and interest necessary to operate the Progressive Business and Bar-Ed Business substantially as each is presently being operated, exception only the Progressive Excluded Assets and Bar-Ed Excluded Assets.

     1.6 Possession. UCI of SC shall take, and each Seller shall deliver, possession of the Assets at completion of Closing (as defined below) to be effective as of the Effective Date (as defined above).

2.        Transfer of Patient Records to Doctor's Care.

     2.1 Transfer of Progressive's Patient Records. At Closing (as defined below), to be effective as of the Effective Date, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and no other monetary consideration, Progressive and the Shareholders shall transfer and deliver to Doctor's Care all of Progressive and each Shareholder's right, title and interest in and to any medical records in their possession that were made in treating patients of Progressive and all records transferred to Progressive concerning prior treatment of any patient (the "Progressive Patient Records").

     2.2 Transfer of Bar-Ed's Patient Records. At Closing (as defined below), to be effective as of the Effective Date, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and no other monetary consideration, Bar-Ed and the Shareholders shall transfer and deliver to Doctor's Care all of Bar-Ed and each Shareholder's right, title and interest in and to any medical records in their possession that were made in treating patients of Bar-Ed and all records transferred to Bar-Ed concerning prior treatment of any patient (the "Bar-Ed Patient Records").

         2.3      Method  of Transfer.

     2.3.1. The transfer of the Progressive Patient Records will be evidenced by an appropriate bill of sale substantially in the form attached hereto as Exhibit 2.3.1, executed and delivered by Progressive and the Shareholders to Doctor's Care at the Closing (as defined below), as set forth in this Agreement.

     2.3.2. The transfer of the Bar-Ed Patient Records will be evidenced by an appropriate bill of sale substantially in the form attached hereto as Exhibit 2.3.2, executed and delivered by Bar-Ed and the Shareholders to Doctor's Care at the Closing (as defined below), as set forth in this Agreement.

     2.4 Possession. Doctor's Care shall pick up and take, and each Seller shall relinquish, possession of the Progressive Patient Records and Bar-Ed Patient Records at Closing (as defined below), to be effective as of the Effective Date.

3. Consideration for Acquisitions.

     3.1 Progressive Consideration. The purchase price for the purchase of the Progressive Assets to be acquired by UCI of SC shall be Five Hundred Fifty Thousand Seven Hundred Twenty and No/100 ($550,720.00) Dollars payable, subject to Section 3.1.3 below, to Progressive as follows:

     3.1.1 Common Stock. Subject to Section 3.1.3 below, UCI shall issue to Progressive a certificate representing such number of shares of the Common Stock of UCI, $0.05 par value (the "Progressive Shares"), having an aggregate value of Four Hundred Thirty-Eight Thousand Three Hundred Thirty-Four and 20/100 ($438,334.20) Dollars, less the aggregate amount of the liabilities of Progressive assumed by UCI of SC hereunder as set forth in Section 3.1.2 below.

     3.1.2 Assumption of Certain Progressive Leases. As of the Effective Date, UCI of SC shall assume those leases of Progressive more fully described on
Exhibit 3.1.2 attached hereto (the "Assumed Progressive Leases"). The parties hereby acknowledge and agree that UCI of SC shall not assume or agree to pay, perform, or discharge any liability or obligation of Progressive which is not expressly set forth on Exhibit 3.1.2 attached hereto. Progressive shall be responsible for obtaining the consent, if any, to the assumption of any such Assumed Progressive Leases by UCI of SC.

     3.1.3 Adjustment For Assumed Progressive Leases. The purchase price payable to Bar-Ed as set forth in Section 3.1.1 above shall be subject to adjustment under the following circumstances with such adjustment, if any, to be effected as of the date of Closing (as defined below). The adjustment to the payment of such purchase price to Progressive for the Progressive Assets, if any, shall be an amount equal to the aggregate amount of the Assumed Progressive Leases as of the Effective Date.

     3.2 Bar-Ed Consideration. The purchase price for the purchase of the Bar-Ed Assets to be acquired by UCI of SC shall be Three Hundred Six Thousand Thirty-Six and No/100 ($306,036.00) Dollars payable, subject to Section 3.2.3 below, to Bar-Ed as follows:

     3.2.1 Common Stock. Subject to Section 3.2.3 below, UCI shall issue to Bar-Ed a certificate representing such number of shares of the Common Stock of UCI, $0.05 par value (the "Bar-Ed Shares"), having an aggregate value of Three Hundred Six Thousand Thirty-Six and No/100 ($306,036.00) Dollars, less the aggregate amount of the liabilities of Bar-Ed assumed by UCI of SC hereunder as set forth in Section 3.2.2 below.

     3.2.2 Assumption of Certain Bar-Ed Leases. As of the Effective Date, UCI of SC shall assume those leases of Bar-Ed more fully described on Exhibit 3.2.2 attached hereto (the "Assumed Bar-Ed Leases"). The parties hereby acknowledge and agree that UCI of SC shall not assume or agree to pay, perform, or discharge any liability or obligation of Bar-Ed which is not expressly set forth on
Exhibit 3.2.2 attached hereto. Bar-Ed shall be responsible for obtaining the consent, if any, to the assumption of any such Assumed Bar-Ed Leases by UCI of SC.

     3.2.3 Adjustment For Assumed Bar-Ed Leases. The payment of the purchase price payable to Bar-Ed as set forth in Section 3.2.1 above shall be subject to adjustment under the following circumstances with such adjustment, if any, to be effected as of the date of Closing (as defined below). The adjustment to the payment of such purchase price to Bar-Ed for the Bar-Ed Assets, if any, shall be an amount equal to the aggregate amount of the Assumed Bar-Ed Leases as of the Effective Date.

     3.3 Common Stock of UCI. The Progressive Shares and Bar-Ed Shares (collectively the "Shares") when issued, will be duly authorized, validly issued, fully paid and non-assessable. For purposes hereof, the price per share of the Shares shall be the closing ask price of the $0.05 par value voting common stock of UCI on Monday, September 29, 1997 as conclusively determined by The Nasdaq Stock Market, Inc., which the parties hereto acknowledge and agree was $2.6875 per Share. The parties hereto further acknowledge that the Shares shall be "restricted stock" under Federal Securities laws (meaning that it was purchased other than through a registered public offering). The parties hereto acknowledge that Securities and Exchange Commission Rule 144 will allow Seller to resell the Shares if certain conditions are satisfied. The certificates evidencing the Shares shall bear a restrictive legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

4.       Closing.

     4.1 Closing Date. The closing of the sale and purchase of the Progressive Assets and Bar-Ed Assets (collectively the "Assets") and related transactions to be effective as of 12:01 a.m. on the Effective Date, shall take place on October 8, 1997, commencing at 2:00 p.m. (local time), at the offices of Nexsen Pruet Jacobs & Pollard, LLP, 1441 Main Street, Suite 1500, Columbia, South Carolina or such other time and place as may be mutually agreed upon in writing by the parties (the "Closing"), all to be effective as of the Effective Date. In the event Closing set forth in this Section 4 is changed to a different date, all references in this Agreement to Closing shall be deemed to refer to the time and date agreed upon by the parties, in the manner set forth herein.

     4.2. Transactions at Closing. At the Closing:

     4.2.1 UCI of SC shall pay to Progressive the consideration then owing to it pursuant to, and in accordance with, Section 3.1 above.

     4.2.2 UCI of SC shall pay to Bar-Ed the consideration then owing to it pursuant to, and in accordance with, Section 3.2 above.

     4.2.3 Each Seller and the Shareholders shall execute and deliver to UCI of SC or Doctor's Care, as applicable, the bills of sale, assignments, titles, certificates, and other documents, agreements and instruments, in form and substance required by this Agreement, as described in Section 4.3.

     4.2.4 UCI of SC and Doctor's Care shall execute and deliver to each Seller and the Shareholders, as applicable, the documents, agreements and instruments in form and substance required by this Agreement, as described in Section 4.4..

     4.2.5 All employees of each Seller directly and primarily associated with the Progressive Business and/or Bar-Ed Business will cease to be employees of either Seller, and Doctor's Care and/or UCI of SC may, subject to the exercise of Doctor's Care's and/or UCI of SC's sole discretion, offer immediately or thereafter to hire any or all of such persons. Doctor's Care and/or UCI of SC shall be required to hire only those employees of Seller which Doctor's Care and/or UCI of SC elects in its sole discretion to hire, and Doctor's Care and/or UCI of SC shall not assume any liability whatsoever to any employee of Seller not hired by Doctor's Care and/or UCI of SC. Each Seller jointly and severally will be responsible for paying and reporting all costs and liabilities, including but not limited to compensation, federal and state withholding taxes, federal and state unemployment taxes, all employee benefit costs, and worker's compensation claims incurred or accrued prior to the Effective Date.

     4.2.6 The parties hereto will take such other actions contemplated at Closing by this Agreement.

     4.3 Sellers' and Shareholders' Documents. At Closing, each Seller and each Shareholder shall deliver, or cause to be delivered, at Seller's expense, the following duly executed, lawful and effective documents and instruments:

     4.3.1 A bill of sale for tangible personal property and fixtures composing portions of the Progressive Assets substantially in the form attached hereto as
Exhibit 4.3.1 to UCI of SC.

     4.3.2 A bill of sale for tangible personal property and fixtures composing portions of the Bar-Ed Assets substantially in the form attached hereto as
Exhibit 4.3.2 to UCI of SC.

     4.3.3 An assignment of intangible personal property composing portions of the Progressive Assets substantially in the form attached hereto as Exhibit
4.3.3 to UCI of SC.

     4.3.4 An assignment of intangible personal property composing portions of the Bar-Ed Assets substantially in the form attached hereto as Exhibit 4.3.4 to UCI of SC.

     4.3.5 Progressive shall execute and deliver to UCI of SC the lease of Progressive's facility located at 5434 Old Bush River Road, Columbia, South Carolina substantially in the form of Exhibit 4.3.5 attached hereto (the "Lease").

     4.3.6 Fitch shall each execute and deliver to Doctor's Care the employment agreement substantially in the form of Exhibit 4.3.6 attached hereto (the "Fitch Employment Agreement").

     4.3.7 Wimberly shall execute and deliver to Doctor's Care the employment agreement substantially in the form of Exhibit 4.3.7 attached hereto (the "Wimberly Employment Agreement").

     4.3.8 Fitch and Wimberly shall each execute and deliver to UCI of SC a non-competition covenant substantially in the form of Exhibit 4.3.8 attached hereto (the "Non-Compete").

     4.3.9 Progressive and each shareholder of Progressive shall execute and deliver to UCI an Investment Letter substantially in the form attached hereto as
Exhibit 4.3.9.

     4.3.10 Bar-Ed and each shareholder of Bar-Ed shall execute and deliver to UCI an Investment Letter substantially in the form attached hereto as Exhibit 4.3.10.

     4.3.11 Each Seller will deliver to UCI of SC copies of such duly filed UCC termination statements, mortgages or lien satisfactions and other documents, as are reasonably required by UCI of SC to evidence UCI of SC's clear, marketable and insurable title to the Assets.

     4.3.12 Each Seller will deliver to UCI of SC copies of such duly executed termination statements or subleases of the existing leases concerning each of the Premises and other documents, as are reasonably required by UCI of SC to evidence UCI of SC's clear, marketable and insurable leasehold interest in each of the Premises.

     4.3.13 Copy of all current customer lists, data, contracts and information for the Progressive Business and Bar-Ed Business.

     4.3.14 Progressive's Articles of Amendment, in a form satisfactory to UCI of SC, changing the name of Progressive to a name other than "Progressive Therapy Services, P.A.", thus making such name available to UCI of SC.

     4.3.15 Bar-Ed's Articles of Amendment, in a form satisfactory to UCI of SC, changing the name of Bar-Ed to a name other than "Bar-Ed, Professional Corporation", thus making such name available to UCI of SC.

     4.3.16 Each Seller shall deliver to UCI of SC at Closing evidence of insurance as set forth in Section 5.6 herein.

     4.3.17. Progressive, Wimberly and Fitch shall execute and deliver to UCI of SC an Affidavit and Certificate of Assumed Liabilities substantially in the form attached hereto as Exhibit 4.3.17.

     4.3.18. Bar-Ed, Wimberly and Fitch shall execute and deliver to UCI of SC an Affidavit and Certificate of Assumed Liabilities substantially in the form attached hereto as Exhibit 4.3.18.

     4.4 Documents of UCI, UCI of SC or Doctor's Care. At Closing, UCI, Doctor's Care and/or UCI of SC, at their expense, shall deliver or cause to be delivered to Seller or the Shareholders (as the case may be) the following duly executed, lawful, and effective documents and instruments:

     4.4.1 UCI will deliver a copy of the instructions to the transfer agent of UCI's Common Stock instructing the transfer agent to issue certificate(s) evidencing the Progressive Shares to Progressive, and the Bar-Ed Shares to Bar-Ed.

     4.4.2 UCI of SC shall execute and deliver to Progressive the Lease, and UCI of SC shall make such initial rental payment as is required thereunder.

     4.4.3 Doctor's Care shall execute and deliver to Fitch the Fitch Employment Agreement.

     4.4.4 Doctor's Care shall execute and deliver to Wimberly the Wimberly Employment Agreement.

     4.5 Conditions of Title.

     4.5.1 Assets. At Closing, the Assets shall be conveyed by appropriate instruments of conveyance free and clear of all claims, security interests, liens and encumbrances except personal property and ad valorem taxes for the year of Closing (which shall be prorated as provided in this Agreement).

     4.5.2 Leasehold. At Closing, UCI of SC shall hold a leasehold interest in each of the Premises free and clear of all claims, security interests, liens and encumbrances except real property taxes for the year of Closing which are not yet due and payable.

     4.6 Transactions Subsequent to Closing.

     4.6.1 Closing of Seller's North Augusta Facility. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that Sellers' facility located at 1708 Bunting Drive, North Augusta, South Carolina shall close on or about the Effective Date. Notwithstanding the foregoing, parties hereto acknowledge that UCI of SC shall execute a lease in form and substance acceptable to UCI of SC whereby such facility shall be leased as of the Effective Date by UCI of SC in connection with transactions contemplated herein.

     4.6.2 Employment Matters. Nothing contained herein shall be construed to create any liability for UCI, UCI of SC or Doctor's Care to present or past employees of either Seller, or to the South Carolina Employment Security Commission or any other person or entity or regulatory agency for periods prior to the Effective Date.

     4.6.3 Removal of Excluded Assets. Each Seller or its respective designees shall remove the Progressive Excluded Assets and Bar-Ed Excluded Assets, and UCI of SC shall cooperate with such removal as provided in Sections 1.3 and 1.4.

     4.6.4 Trade Name. Each Seller shall discontinue use of the trade names "Progressive Therapy Services", "Bar-Ed", and "Sunset Physical Therapy".

     4.6.5 Accounts Receivable. Each Seller shall cooperate with UCI of SC's attempts to collect the accounts receivable constituting portions of the Assets and will promptly pay over to UCI of SC any proceeds of such accounts receivable. UCI of SC hereby acknowledges that neither Seller nor any Shareholder has guaranteed the collectability of any such account receivable.

     4.6.6 Transitional Permits. Each Seller agrees, to the extent permitted by law, that UCI of SC and Doctor's Care may operate for a period of up to 30 days after Closing under any permits or licenses of Seller respecting the Progressive Business and Bar-Ed Business which may not be assignable until similar permits or licenses are issued to UCI of SC and Doctor's Care, provided UCI of SC promptly makes and pursues application for such permits and licenses and indemnifies Seller for any loss or damage from UCI of SC or Doctor's Care's operations under such permits or licenses. In the event that any such permit or license is held in the name of an officer or agent of either Seller, Seller shall use best efforts to cause such person to cooperate in carrying out the intent of this Section.

     4.6.7 Restrictions Against Competition. For a period of three (3) years after Closing, neither Seller shall not own, operate, or establish, in competition with UCI of SC or Doctor's Care, a physical therapy or occupational therapy business located anywhere within a ten (10) mile radius of each of the Premises. Each Seller acknowledges and agrees that this restriction is reasonably related to the value of the Assets sold to UCI of SC and Doctor's Care hereunder and that the scope of this restriction is reasonable in time and territory. In the event Wimberly or Fitch violates the terms of their respective non-compete covenants, a form of which is attached hereto as Exhibit 4.3.8, such violation shall be deemed to be a violation by each Seller of the terms of this Section.

     4.6.8 Confidentiality. Each Seller and each Shareholder shall hold in confidence all documents and information concerning the Progressive Business, Bar-Ed Business, and the Assets (except that Seller may, after reasonable notice to UCI of SC disclose such documents and information, or copies or summaries thereof, to any governmental authority reviewing the transactions contemplated hereby or as required in Seller's reasonable judgment pursuant to federal or state laws or court order).

     4.6.9 Publicity. Upon UCI of SC's request (if any), at a date reasonably agreed upon by UCI of SC and Seller, but no later than thirty (30) business days after to Closing, Seller, at UCI of SC's expense, shall mail to all those patients of Seller designated by UCI of SC, a letter substantially on the form provided by UCI of SC, subject to Seller's approval (which shall not be unreasonably withheld) advising of the sale hereunder and containing a request of Seller that to the extent requested by UCI of SC, such patient shall continue its relationships with UCI of SC and Doctor's Care.

     4.6.10 Taxes. Each Seller shall file such tax returns and reports and pay such taxes as are required for periods ending with the Effective Date.

     4.6.11 Creditors. Each Seller shall as and when due pay all of Seller's valid liabilities not expressly assumed by UCI of SC pursuant to Section 3.3 hereunder, and perform all of Seller's valid obligations which either Seller has incurred in connection with the Assets or the operation of the Progressive Business and Bar-Ed Business.

     4.6.12 Miscellaneous Required Acts. The parties hereto shall take such other actions and comply with other obligations as are required after Closing under this Agreement or under documents ancillary hereto.

     4.6.13 Audit. At UCI's sole expense, each Seller and the Shareholders shall cooperate and provide UCI and its accountants and attorneys the opportunity to review any and all documentation and records of either Seller necessary to comply with the reporting requirements of the United States Securities and Exchange Commission, including but not limited to the preparation of audited financial statements of each Seller for periods prior to the Effective Date.

     4.6.14 Liquidation of Sellers. The parties hereto acknowledge that in accordance with the reorganization requirements of Internal Revenue Code of 1986, as amended, subsequent to Closing each Sellers shall liquidate and distribute the assets of each Seller to its respective shareholders. UCI acknowledges that in accordance with the foregoing, the Sellers anticipate distributing the Shares to the Shareholders.

     4.7 Other Actions. The parties hereto agree that they will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, documents, instruments and assurances as may be reasonably required by the other party in order to carry out fully and to effectuate the transactions herein contemplated under, and in accordance with, the provisions of this Agreement.

     5. Representations and Warranties of Seller and the Shareholders. Each Seller and Shareholder hereby jointly and severally warrant, represent, and covenant as follows:

     5.1 Authority of Seller and Shareholders. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. The Shareholders are the sole shareholders of Bar-Ed. Fitch, Wimberly and Merschat are the sole shareholders of Progressive. Fitch and Wimberly are the sole directors of each Seller. Each Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby. Each of the shareholders of Progressive and Bar-Ed voted in favor of the transactions contemplated herein. No shareholder of either Seller is entitled pursuant to S.C. Code Ann. ss.33-13-101 et. seq. to dissent from, and obtain payment of the fair value of, his or her shares as a result of the transactions contemplated herein. When executed and delivered, this Agreement shall constitute valid and binding obligations of each Seller and Shareholder enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankrupt, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with any of the terms and conditions hereof, will result in the breach by either Seller or any Shareholder of any of the terms, conditions, or judgment, law or other contract, agreement or instrument to which either Seller or any Shareholder is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law or other contract, agreement or instrument.

     5.2 Compliance with Laws. Each Seller is in compliance with all laws, ordinances, and regulations that govern such their respective ownership and present use of the Assets and the Premises, the violation of which would have an adverse effect on the Assets, the Premises, the Progressive Business, or the Bar-Ed Business. All of the Assets sold hereunder, and each of the Premises leased hereunder, substantially comply with applicable environmental, zoning, health, OSHA, consumer products, and fire safety regulations.

     5.3 Title to Assets. At Closing, Seller will have, and shall be entitled to convey, good, marketable and insurable title to the Assets and the condition of title as required by Section 4.5. At Closing, neither Seller will not be indebted to any contractor, laborer, mechanic, material man or any other person or entity for work, labor, materials or services in connection with the Assets and/or Premises for which any such person or entity could claim a lien against the Assets or the Premises.

     5.4 Consents. At Closing, no consent of any third party is required in connection with the transfer and assignment of the Assets hereunder.

     5.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best of each Seller's and/or each Shareholder's knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby or that relate to the Assets or the Premises, or to the conduct of Progressive Business or Bar-Ed Business, including but not limited to condemnation or bankruptcy proceedings, which if adversely determined would have an adverse effect upon either Seller's and/or any Shareholder's ability to enter into this Agreement or perform its obligations hereunder or upon the use, enjoyment, or value of the Assets and/or the Premises for UCI of SC and/or Doctor's Care.

     5.6 Insurance Coverage. Seller maintains policies of insurance covering the Assets and Premises in amounts and against such losses and risks as are customary for facilities such as the Progressive Business and Bar-Ed Business, respectively, in their present usage, as well as general public liability "claims made" coverage in the amount of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate, and same will be outstanding and duly in force through Closing. For a period of three (3) years after Closing, each Seller shall maintain a comprehensive general liability "claims made" policy for discontinued operations in the amount of $1,000,000 per occurrence, and UCI of SC, UCI and Doctor's Care shall be listed as an additional insured under such policy. Evidence of such insurance shall be delivered to UCI of SC at Closing.

     5.7 Normal Course. Bar-Ed shall have operated the Bar-Ed Assets in the normal and ordinary course of business since at least March 23, 1995, and shall have paid or caused to be paid promptly when due all city, county and state ad valorem taxes and similar taxes and assessments and all utility charges and assessments imposed upon or assessed against the Bar-Ed Assets and/or Premises prior to the Closing. Progressive shall have operated the Progressive Assets in the normal and ordinary course of business since at least October 6, 1986, and shall have paid or caused to be paid promptly when due all city, county and state ad valorem taxes and similar taxes and assessments and all utility charges and assessments imposed upon or assessed against the Progressive Assets and/or Premises prior to the Closing. Seller shall exercise their respective best efforts to preserve the goodwill of the employees, patients, suppliers and others having business relationships with the Progressive Business and/or Bar-Ed Business through the Effective Date.

     5.8 Creditors, Solvency, and Bankruptcy. Each Seller and Shareholder shall not hinder, delay, defraud, or avoid any obligation to any past, present or future creditor in the transactions contemplated by this Agreement. Each Seller is currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. Neither Seller has initiated, nor does it intend to initiate with respect to itself as debtor, has had initiated or expects to have initiated against it as debtor, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

     5.9 Labor and Employee Benefit Matters. Neither Seller is a party to any agreement with any labor organization. Neither Seller has maintained or sponsored for any employee or former employee of either Seller any fringe or benefit plans, including without limitation, any retirement, pension, profit sharing, thrift-savings, non-qualified deferred compensation, incentive compensation, stock bonus, stock option (qualified or non-qualified), cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), insurance, medical, welfare or vacation plans of any kind and any "employee benefit plan" (as defined in Section 3(3) of Title I of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") or any voluntary employees' beneficiary association (as defined in Section 501(c)(9) of the Internal Revenue Code) or combination of the foregoing. Neither Seller has incurred any accumulated funding deficiency within the meaning of ERISA or any liability to the Pension Benefit Guaranty Corporation established under ERISA, nor has any tax been assessed against either Seller for the alleged violation of the Internal Revenue Code with respect to the Progressive Business and/or Bar-Ed Business, or their respective operations.

     5.10 Payables and Taxes. Each Seller will pay all accounts payable and taxes, assessments, and charges respecting the Assets and/or Premises incurring prior to the Effective Date within a reasonable amount of time following Closing and will protect the reputation of UCI of SC and Doctor's Care by promptly paying all the valid debts and obligations of Seller which have been incurred in connection with the operation of the Progressive Business and Bar-Ed Business prior to the Effective Date and which affect the Assets and/or Premises, and which have not been expressly assumed by UCI of SC pursuant to Sections 3.1.2 and 3.2.2 hereunder. The outstanding balances, including amounts not yet due and payable thereunder, of such Assumed Progressive Leases and Assumed Bar-Ed Leases do not exceed One Hundred Nineteen Thousand and No/100 ($119,000.00) Dollars in the aggregate as of the Effective Date.

     5.11 Workers' Compensation. There are no worker compensation or similar claims or actions pending or threatened, and each Seller and/or each Shareholder does not know of facts which would make such claims timely, by past or present employees of either Seller.

     5.12 Status of Assets. The Assets sold hereunder constitute all of the assets of the Progressive Business and Bar-Ed Business (excluding the
Progressive Excluded Assets and Bar-Ed Excluded Assets) and include all property, rights, and intangibles necessary for UCI of SC and/or Doctor's Care to operate after Closing a business similar to the Progressive Business and Bar-Ed Business as each is presently conducted. All material inventory systems, computer systems, telephone systems, machinery, equipment, and other tangible property which are portions of the Assets are generally sound, in good repair, may be safely operated within all applicable standards or regulations in their present conditions, and are in merchantable condition. All material contracts, commitments, and similar rights which are portions of the Assets are valid, binding, enforceable, and without known default in violation of law. The information related to accounts receivable provided to UCI of SC is materially accurate and reflect valid, binding, and enforceable rights of the Progressive Business and Bar-Ed Business which shall be lawfully transferred to UCI of SC hereunder.

     5.13 No Adverse Conditions. Except as previously disclosed in writing to UCI of SC, to the best each Seller and/or Shareholder's knowledge there are no adverse conditions or circumstances that may interfere with the use and enjoyment of, or opportunity to resell or encumber, any of the Assets, or might otherwise impede UCI of SC's ability to operate a business similar to the Progressive Business and Bar-Ed Business utilizing the Assets and the Premises.

     5.14 Brokerage. Neither Seller nor any Shareholder has dealt with any broker in connection with this transaction, and no brokerage commission nor claim thereof shall accrue or become payable to any person or entity respecting this transaction.

     5.15 Zoning. To the best of each Seller's and each Shareholder's knowledge, each of the Premises is currently zoned for commercial operations and is in compliance with applicable zoning laws and ordinances; and each Seller and each Shareholder does not know that the status of such zoning is in question or subject to change by the appropriate governmental authorities.

     5.16 Environmental. To the best of each Seller's and each Shareholder's knowledge, each of the Premises is not now used and has never been used, as a gasoline station or other site for the storage of petroleum products, or as a garbage or refuse dump site, a landfill, a waste disposal facility for the storage, processing, treatment or temporary or permanent disposal of regulated waste materials, including without limitation solid, industrial, toxic, hazardous, radioactive, nuclear or putrescible waste or sewage, and, to the best of each Seller's and each Shareholder's knowledge, is in substantial compliance with applicable environmental laws.

     5.17 Disclosures. To the best of each Seller's and Shareholder's knowledge, all information and data furnished by each Seller and/or each Shareholder to UCI, UCI of SC or Doctor's Care with respect to the Assets, the Premises, the Progressive Business, and the Bar-Ed Business is materially true, correct, and complete, and not materially misleading.

     5.18 No Ownership Interest in UCI. Neither of the Sellers, nor to the best of Sellers' knowledge any officer, director, or employee of either Seller, have any ownership interest either directly or indirectly with UCI as of the Effective Date hereof.

     5.19 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of each Seller and/or each Shareholder set forth in this Agreement shall be true as of the date of Closing as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, as of the Closing, they shall be true as at the earlier date referenced.

     6. Representations and Warranties of UCI, Doctor's Care and UCI of SC. UCI, Doctor's Care and UCI of SC hereby jointly and severally represent, warrant, and covenant as follows:

     6.1 Organization and Good Standing. UCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. UCI of SC is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. Doctor's Care is a professional association duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated.

     6.2 Authority. UCI, Doctor's Care and UCI of SC each have taken all corporate action necessary to approve and authorized the execution of this Agreement, and to consummate the transactions contemplated hereby. Each of their respective representatives signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of UCI, Doctor's Care and UCI of SC, enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankrupt, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with all of the terms and conditions hereof, will result in the breach by UCI, Doctor's Care or UCI of SC of any of the terms, conditions or provisions of any of their respective of trust, order, judgment, law, or other contract, agreement or instrument to which either of them is a party, or by which either is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law, or other contract, agreement or instrument.

     6.3 Brokerage. Neither UCI, Doctor's Care, nor UCI of SC has dealt with any broker in connection with this transaction, and no brokerage commission nor claim therefor shall accrue or become payable to any person or entity respecting this transaction.

     6.4 Consents. No consent of any third party is required in connection with the purchase and acceptance of the Assets from Seller hereunder.

     6.5 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best knowledge of UCI, Doctor's Care or UCI of SC, threatened that question the validity of this Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon their ability to enter into this Agreement or perform their respective obligations hereunder.

     6.6 Creditors, Solvency and Bankruptcy. UCI, Doctor's Care or UCI of SC shall not hinder, delay, defraud or avoid any obligations to any past, present or future creditor of UCI, Doctor's Care or UCI of SC respectively in the transactions contemplated by this Agreement. The above-mentioned parties are currently solvent and will not be rendered insolvent as a result of the transactions contemplated hereby. UCI, Doctor's Care or UCI of SC does not intend to initiate with respect to themselves as debtors, nor do they expect to have initiated against themselves as debtors, any proceeding under federal or any state's bankruptcy, insolvency or similar laws.

     6.7 No Ownership Interest in Sellers. UCI, and to the best of UCI's knowledge any officer, director, or employee of UCI, does not have any ownership interest either directly or indirectly with either Seller as of the Effective Date hereof.

     6.8 Representations and Warranties at Closing. Except as expressly otherwise permitted in this Agreement, the representations and warranties of UCI, Doctor's Care and UCI of SC set forth in this Agreement shall be true as of the date of Closing as though such representations and warranties were made on such date, unless they reference a specific earlier date whereupon, as of the Closing, they shall be true as at the earlier date referenced.

7.       Conditions Precedent.

     7.1 Conditions of UCI, UCI of SC and Doctor's Care. The obligations of UCI, UCI of SC and Doctor's Care hereunder shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at the Closing:

     7.1.1 Representation and Warranties. The representations and warranties of each Seller and each Shareholder contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for changes specifically contemplated by this Agreement, on and as of the date of Closing as though such representations and warranties had been made as of the date of Closing.

     7.1.2 Performance of this Agreement. Each Seller shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

     7.1.3 Consents, Regulatory Filings, and Approvals. All third party consents, approvals, licenses, and permits, if any, the granting of which are necessary for the consummation of the transactions contemplated hereby, shall have been obtained, and all waiting periods specified by law, if any, the passing of which are necessary for such consummation, shall have passed.

     7.1.4 Litigation, Injunctions. There shall be no injunction, order or decree of any court or governmental agency or authority prohibiting or enjoining UCI of SC and Doctor's Care from consummating the transactions contemplated hereby or materially affecting the Assets.

     7.1.5 Deliveries. The deliveries of documents which each Seller and each Shareholder is obligated to make under Section 4 shall have been made.

     7.1.6 Real Estate Leases. As of Closing, UCI of SC shall have entered into valid and binding leases or subleases of Sellers' facilities located at 110 Pisgah Church Road, Columbia, South Carolina and 2318-E Sunset Blvd., West Columbia, South Carolina, each upon terms acceptable to UCI of SC in its sole discretion.

     7.1.7 Computer Equipment Installation. As of Closing, each of the Premises shall have been successfully integrated into UCI of SC's computer systems. Prior to Closing, Seller shall provide UCI of SC and its agents during the term of this Agreement reasonable access to each of the Premises to install any and all computer equipment, at UCI of SC's expense, necessary to comply with the terms of this Section.

     7.1.8 Conversion of Computer Records. As of Closing, the computer records of each Seller shall have been successfully converted for use with UCI of SC's computer systems. Prior to Closing, each Seller shall provide UCI of SC and its agents during the term of this Agreement reasonable access to the computer records of each Seller for such conversion at UCI of SC's sole expense, so as to comply with the terms of this Section.

     7.2 Seller's Conditions. Seller's and each Shareholder's obligation to sell the Assets shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at the Closing:

     7.2.1 Representation and Warranties. The representations and warranties of UCI, UCI of SC, and Doctor's Care contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for changes specifically contemplated by this Agreement, on and as of the date of Closing as though such representations and warranties had been made as of the date of Closing.

     7.2.2 Performance of this Agreement. UCI of SC, UCI, and Doctor's Care shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by them respectively prior to or at the Closing.

     7.2.3 Consents, Regulatory Filings, and Approvals. All third party consents, approvals, licenses, and permits, if any, the granting of which are necessary for the consummation by Seller of the transactions contemplated hereby, shall have been obtained and all waiting periods specified by law, the passing of which are necessary for such consummation, if any, shall have passed.

     7.2.4 Litigation, Injunctions. There shall be no injunction, order or decree of any court or governmental agency or authority prohibiting or enjoining Seller from consummating the transactions contemplated hereby.

     7.2.5 Deliveries. The deliveries of documents which UCI of SC, UCI, and Doctor's Care are obligated to make under Section 4 shall have been made.

8.       Cost and Expenses.

     8.1 Transactional Cost. The parties hereto shall be responsible for their respective attorney's fees, accountants' fees, experts' fees, and other expenses incurred by them in connection with the negotiations and Closing of this transaction; provided however, in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the other party.

     8.2 Proration of Taxes and Charges. All personal property taxes, real estate taxes, public utility charges and like charges (which are not terminated and paid as of Closing by Seller), if any, relating to the real and personal (tangible and intangible) property comprising the Assets shall be prorated as of the Effective Date, in accordance with regular accounting procedure. Settlement at Closing will be made on proration of estimates of such taxes and charges. If, as the result of such proration at Closing, a net balance is owed by Seller to UCI of SC, or visa versa, the amount thereof shall be paid to such party at or within thirty (30) days after receipt of the next succeeding payment notice.
Seller shall be responsible for, and shall pay, all sales taxes, if any, applicable to the sale of the Assets as called for herein.

9.       Indemnity Rights.

     9.1 General Indemnity

     9.1.1 By Progressive. Fitch, Wimberly, Norton, and each Seller shall jointly and severally indemnify and hold UCI, Doctor's Care and UCI of SC and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care or UCI of SC as a result of any breach by Progressive and/or any Shareholder of any covenant, warranty representation, or agreement, made by Progressive and/or any Shareholder herein or in agreements related hereto including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

     9.1.1 By Bar-Ed. Fitch, Wimberly, and each Seller shall jointly and severally indemnify and hold UCI, Doctor's Care and UCI of SC and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care or UCI of SC as a result of any breach by Bar-Ed and/or any Shareholder of any covenant, warranty representation, or agreement, made by Bar-Ed and/or any Shareholder herein or in agreements related hereto including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

     9.2 Special Indemnities. Fitch, Wimberly, Norton, and each Seller shall jointly and severally indemnify and hold UCI, UCI of SC and Doctor's Care and their respective officers, directors, and agents harmless from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of action, or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care, or UCI of SC as a result of:

     9.2.1 Award or Settlement. Any lawsuit or similar claim against either Seller and/or a Shareholder arising from events or conditions prior to the Effective Date.

     9.2.2 Title to Assets or Premises. Any challenge to: (a) either Seller's title to the Assets, (b) Progressive's title to the real property located at 5434 Old Bush River Road, Columbia, South Carolina, or (c) the transfer of such title and interest to UCI of SC or Doctor's Care pursuant to the Agreement.

     9.2.3 Accounts Payable. Any accounts payable, taxes, assessments, or charges of either Seller and/or any Shareholder, provided such accounts payable is not expressly assumed by UCI of SC herein.

     9.2.4 Environmental. Any existing environmental contamination or the remediation thereof at any of the Premises.

     9.2.5 Assumed Leases. Any losses, costs, damages, deficiencies, liabilities, expenses, taxes, assessments, lease payments or charges caused by, resulting from, or in any way related to, the Assumed Leases in excess of One Hundred Nineteen Thousand and No/100 ($119,000.00) Dollars in the aggregate.

     9.3 Notice and Cooperation.

     9.3.1 Notice. If any action, suit, proceeding, claim, liability, demand or assessment is asserted against UCI, UCI of SC, and/or Doctor's Care in respect of which UCI, UCI of SC, and/or Doctor's Care proposes to demand indemnification, such indemnified party shall notify the indemnifying parties thereof promptly and within a reasonable time after assertion thereof, and such notice shall include copies of all suit, service, and claim documents, all other relevant documents in possession of such indemnified party; provided however, that the indemnified party's failure or delay in giving such notice shall not relieve the indemnifying parties of their obligations under this Article 9 to the extent the indemnified party shall have demonstrated that: (i) it acted in good faith and without unreasonable delay; and (ii) the indemnifying parties shall not have been prejudiced thereby.

     9.3.2 Cooperation. The parties hereto agree to cooperate fully with each other in connection with the mitigation, defense, negotiation or settlement of any such legal proceeding, claim or demand, and in any event, all parties shall retain the right to participate in the defense of any such legal proceeding, claim or demand. UCI, UCI of SC, and Doctor's Care shall have the right but not obligation to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including employment of counsel.

     9.4 Set Off and Recoupment. In addition to any other available remedies, UCI of SC, UCI, and Doctor's Care shall have the right of set off and recoupment against amounts coming due to either Seller or any Shareholder under this Agreement, Lease, Fitch Employment Agreement, Wimberly Employment Agreement, or any other instruments ancillary hereto in the event either Seller and/or any Shareholder breaches this Agreement or any document related thereto or any right of indemnification arises in favor of UCI, UCI of SC, or Doctor's Care under this Agreement. Each Seller and the Shareholders retain the right to lawfully contest any such set off or recoupment in an action to collect any amounts due a Seller and/or the Shareholders under this Agreement, Fitch Employment Agreement, Wimberly Employment Agreement, or such other ancillary instruments. The inclusion of this special set off or recoupment provision shall not effect the availability, if any, of rights of set off or recoupment arising at law or in equity.

     9.5 Cross Default. Notwithstanding anything contained herein to the contrary, in the event either Seller and/or any Shareholder breaches this Agreement, the Fitch Employment Agreement, the Wimberly Employment Agreement, any Non-Compete, any Investment Letter, or the Lease, or any other agreement or instrument ancillary hereto to which it is a party, such breach thereof (at the expiration of the applicable grace period set forth therein) shall constitute a breach by each Seller and Shareholder of this Agreement.

     10. Existing Liabilities. Except as set forth in Sections 3.1.2 and 3.2.2 hereof, neither UCI, Doctor's Care nor UCI of SC assumes any, and hereby expressly disclaims all, obligations or liabilities of each Seller, contingent or absolute, including (without limitation) liabilities for (i) federal or state income, payroll, property, or sales taxes for any period, or (ii) any tort, contract, or statutory liability resulting from or alleged to have resulted from the Progressive Business and/or Bar-Ed Business prior to the Effective Date or operations of either Seller prior to the Effective Date, except for the obligations arising and maturing after the Effective Date to perform under those contracts expressly assumed by UCI of SC hereunder, if any. All property taxes assessed against the Assets sold hereunder shall be prorated as of the Effective Date, and each Seller shall jointly and severally promptly pay when due, or reimburse UCI of SC for, all such taxes which remain a Seller's responsibility.

     11. Risk of Loss. In the event the Assets and/or any of the Premises or any substantial part thereof shall be damaged or destroyed prior to the Effective Date due to any casualty or event, or there shall occur any actions for condemnation or eminent domain having a material adverse affect on the Assets and/or Premises or any substantial part thereof, Seller shall promptly notify UCI of SC that such damage, destruction, or action has occurred and the estimated extent thereof. In the event of such damage, destruction, condemnation or eminent domain, UCI of SC must within five (5) days of receipt of such notice either:

     11.1 Termination. Terminate this Agreement by giving either Seller written notice of such termination and thereupon all parties shall be released of all further liability to the others; or

     11.2 Adjustment. Alternatively, and subject to the fulfillment of the conditions set forth herein, require the consummation of the transactions provided for in this Agreement and, in such case (or in case of any damage by fire or other casualty, or condemnation or eminent domain action not entitling UCI of SC to terminate this Agreement), all proceeds of insurance covering the Assets and all of the claims arising as a result of such damage or destruction to such Assets or all proceeds of such condemnation or eminent domain action for such Assets shall become the property of UCI of SC. In the event UCI of SC elects to require the consummation of the transactions contemplated herein, neither Seller shall compromise or settle any such claim or action at any time without the written consent of UCI of SC which shall not be unreasonably withheld. Each Seller shall cooperate with the collection of such amounts. Further, in such event, the representations and warranties of Seller and the Shareholders, as set forth in Section 5 shall be modified equitably to account for such claim or action.

12.      Miscellaneous.

     12.1 Entire Agreement. This Agreement, including the Exhibits hereto, embodies the entire Agreement and understanding between the parties hereto as to the matters herein addressed and supersedes all prior agreements and understandings relating to the subject matter hereof.

     12.2 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or any acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a wavier of any default or breach subsequently occurring.

     12.3 Survival. All representations, warranties, covenants, and agreements herein contained shall survive the Closing hereunder.

     12.4 Amendment. No provision of this Agreement or any document or instrument relating to the Agreement, may be amended, modified, supplemented, changed, waived, discharged, or terminated, unless the parties hereto consent thereto in writing.

     12.5 Notices. All notices, requests, approvals, consents, demands and other communication provides for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective party at the address set forth below:

                 UCI of SC:                UCI Medical Affiliates of
                              South Carolina, Inc.
                          1901 Main Street, Suite 1200
                               Columbia, SC 29201
                              Attn.: Jerry F. Wells

                  UCI:                      UCI Medical Affiliates, Inc.
                          1901 Main Street, Suite 1200
                               Columbia, SC 29201
                              Attn.: Jerry F. Wells

                  Doctor's Care:            Doctor's Care, P.A.
                          1901 Main Street, Suite 1200
                               Columbia, SC 29201
                         Attn.: M.F. McFarland, III, MD

                  Progressive:              Progressive Therapy Services, P.A.
                                            125 Fenrir Drive
                               Columbia, SC 29229
                          Attn: H. Edward Wimberly, PT

                  Bar-Ed:                   Bar-Ed, Professional Corporation
                                            125 Fenrir Drive
                               Columbia, SC 29229
                          Attn: H. Edward Wimberly, PT

                  Fitch:                    Barry E. Fitch, PT
                                            315 Dryden Lane
                               Columbia, SC 29212

                  Wimberly:                 H. Edward Wimberly, PT
                                            125 Fenrir Drive
                               Columbia, SC 29229

                  Merschat:                 Walter Kris Merschat, OTR/L
                                            102 Longview Road
                             West Columbia, SC 29169

                  Norton:                   Michael B. Norton, DC
                               1703 Laurel Street
                               Columbia, SC 29201

     A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following; (i) when delivered to the party to whom such notice, request, approval, consent, demand or the communication is being given, or (ii) five (5) business days after being duly deposited in the US mail, certified, return receipt requested.

     12.6 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12.7 Successors and Assigns. This Agreement shall be binding upon the parties, and their respective successors, heirs, and assigns, and shall inure to the benefit of the parties and their respective successors, heirs, and permitted assigns.

     12.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any party hereto may execute this Agreement by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties.

     12.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

     12.10 Jurisdiction. The parties hereto consent to exclusive jurisdiction, subject to proper service of process, in the State of South Carolina regarding any disputes arising hereunder.

     12.11 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration pursuant to the South Carolina Uniform Arbitration Act (S.C. Code Ann.ss. 15-48-10 et seq. (Law. Co-op. Supp. 1978) in Columbia, South Carolina. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     12.12 Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof" , "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Articles", "paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

     12.13 Further Instruments and Acts. From time to time at a party's request, whether at or after Closing and without further consideration, the other party(ies) shall execute and deliver such further instruments of conveyance, transfer and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property. In addition, each party agrees to provide reasonable access to records respecting the Business as are requested by the other party(ies) for proper purpose with good cause shown (subject to appropriate confidentiality agreements to be negotiated as such time) and agree to reasonably cooperate in resolving any matters resulting from the transactions contemplated hereby.

     12.14 Assignment. This Agreement is not assignable by any party without the prior written consent of the other parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement and Plan of Reorganization under seal with the corporate parties acting by and through their duly authorized officers, effective as of October 1, 1997.

UCI:                                        UCI OF SC:

UCI MEDICAL AFFILIATES, INC.                UCI MEDICAL AFFILIATES OF
                              SOUTH CAROLINA, INC.

By:      /s/ Jerry F. Wells, Jr.            By:  /s/ Jerry F. Wells, Jr.
Its:     Executive VP of Finance and CFO    Its: Executive VP of Finance and CFO


DOCTOR'S CARE:                              PROGRESSIVE:

DOCTOR'S CARE, P.A.                         PROGRESSIVE THERAPY SERVICES, P.A.

By:      s/ Jerry F. Wells, Jr.             By:      /s/ Barry Fitch
Its:     Secretary                          Its:     President


BAR-ED:

BAR-ED, PROFESSIONAL CORPORATION            FITCH:


By:      /s/ Barry Fitch                    /s/ Barry Fitch
Its:     President                          Barry Fitch, PT


WIMBERLY:                                   MERSCHAT:

/s/ H. Edward Wimberly                      /s/ Walter Kris Merschat
H.    Edward Wimberly, PT                   Walter Kris Merschat, OTR/L


NORTON:

/s/ Michael B. Norton
Michael B. Norton, DC

                                INDEX OF EXHIBITS


         Exhibit 1.1.1              List of Progressive Assets
         Exhibit 1.2.1              List of Bar-Ed Assets
         Exhibit 1.3                List of Progressive Excluded Assets
         Exhibit 1.4                List of Bar-Ed Excluded Assets
         Exhibit 2.3.1              Bill of Sale - Progressive Medical Records
         Exhibit 2.3.2              Bill of Sale - Bar-Ed Medical Records
         Exhibit 3.1.2              List of Assumed Progressive Leases
         Exhibit 3.2.2              List of Bar-Ed Assumed Leases
         Exhibit 4.3.1              Progressive Bill of Sale
         Exhibit 4.3.2              Bar-Ed Bill of Sale
         Exhibit 4.3.3              Progressive Assignment
         Exhibit 4.3.4              Bar-Ed Assignment
         Exhibit 4.3.5              Lease
         Exhibit 4.3.6              Fitch Employment Agreement
         Exhibit 4.3.7              Wimberly Employment Agreement
         Exhibit 4.3.8              Form of Non-Compete
         Exhibit 4.3.9              Form of Progressive Investment Letter
         Exhibit 4.3.10             Form of Bar-Ed Investment Letter
         Exhibit 4.3.17             Form of Progressive Affidavit and
                       Certificate of Assumed Liabilities
         Exhibit 4.3.18             Form of Progressive Affidavit and
                       Certificate of Assumed Liabilities